Exhibit 99.B(p)(2)

III. Code of Ethics

A.                                    General Code of Ethical Conduct

Glenmede’s commitment to ethical conduct is at the heart of our existence. We endeavor to achieve the highest ethical standards in both our corporate as well as our individual actions. Consequently, we have stated our commitment as an organization as well as established the standard for our officers and employees (“Employees”).

1. Corporate Policy

Glenmede is committed to the ethical treatment of all its stakeholders.

To our Officers and Employees we are committed to honesty, just management and fairness, to providing a safe and healthy work environment and respect for the dignity due everyone.

To our Clients we are committed to providing reliable and appropriate services, delivered competently, on time and for fair compensation.

To our Communities in which we work and live, we are committed to acting as concerned and responsible neighbors reflecting all aspects of good citizenship.

To our Shareholders we are committed to sound and sustained growth and to prudent use of our assets and resources.

2. Employee Policy

In furtherance of our corporate commitment to ethical conduct, our employees adopt and follow this Code of Ethical Conduct. Employees are required to provide annually to the Chief Compliance Officer an acknowledgement of the receipt and understanding of the Compliance Manual and any amendments thereto. Additionally, all Employees are required to annually provide to the Chief Compliance Officer a certification in the form of a Disciplinary Questionnaire which provides information about past, current, and future disciplinary actions against Employees.

a. Truth and Honesty

Honesty is an essential component of trust. Without trust, Glenmede cannot function effectively. Employees will be truthful in all endeavors; be honest and forthright with one another, our clients, shareholders, communities and suppliers. Employees will not make deliberately false or deceptive statements about the organization, their qualifications, or circumstances that might lead to conflicts of interest. Employees will uphold the principle of fairness and be vigilant against conduct which has the intent, capability or effect of being deceptive toward our clients.

b. Respect and Equality

Employees will recognize the individual rights of all members of the community and display a fair sense of justice. Employees will treat one another with dignity and fairness, appreciating the diversity of our workforce and the uniqueness of each employee.

c. Responsibility and Personal Accountability

Employees are encouraged to speak up without fear of retribution and report concerns in the work place, including violations of law, regulation and company policy and to seek clarification and guidance whenever there is doubt.

d. Integrity

Employees will not merely abide by the law in a technical way but will strive to serve our clients with honest values, avoiding all devices and schemes which prey on human ignorance or gullibility. Employees will put the interests of the client, then the interests of Glenmede, ahead of their own personal interests.

e. Citizenship

Employees must obey all the laws of the United States and the countries in which we do business. Employees must do their part to improve the communities in which they live.

3. General Employee Responsibilities/Reporting Requirements

a.                                       Compliance Manual Acknowledgement. All Employees shall acknowledge, upon initiation of employment with Glenmede and annually thereafter, their receipt, understanding of and compliance with the Compliance Manual (including the detailed provisions of the Code of Ethics). A form of the Acknowledgement is attached at Appendix A.

b.                                      Completion of Disciplinary Questionnaire. All Employees are required to, upon initiation of employment with Glenmede and annually thereafter, complete and execute Glenmede’s Disciplinary Questionnaire. A form of the questionnaire is attached as Appendix B.

c.                                       Conflicts of Interest Questionnaire. All Employees are required to, upon initiation of employment with Glenmede and annually thereafter, complete and sign Glenmede’s Conflict of Interest Questionnaire. A form of the questionnaire is attached as Appendix C.

d.                                      Gifts Received by Employees from Third Party Business Contacts. All Employees, on a quarterly basis are required to disclose qualifying gifts received from third party business contacts and clients. A detailed description of Glenmede’s Gift policy is included in the Professional Responsibility Policy portion of this Compliance Manual. A form of the Glenmede Gift Disclosure form is attached as Appendix D.

Client Complaints. Glenmede takes complaints from Clients very seriously. As a result, Glenmede maintains a complaint policy. The policy requires documentation of complaints and their resolutions. The Glenmede Complaint Policy is attached as Appendix E.

Transaction and Holdings Reports. All Access Persons are required to periodically report to Glenmede the personal securities transactions they have undertaken and the securities they hold at various points in time. Quarterly Transaction Reports, Initial Holdings Report and Annual Holdings Report are attached as Appendices F through H.

B.                                    Professional Responsibility Policy

This Policy of Professional Responsibility (the “Policy”) is intended to articulate and expound upon the ethical, legal and moral responsibilities of all Officers and Employees of Glenmede. It formalizes the principles, obligations and standards of behavior expected of all Employees. No attempt has been made to detail all responsibilities in all occasions. Employees are expected to apply the spirit of the Policy in circumstances not specifically addressed.

All Employees are obliged to monitor their personal and professional affairs so as not to discredit Glenmede. An Employee’s personal conduct should reflect the highest professional standards of behavior. Employee behavior at work reflects upon Glenmede and its clients; therefore, Employees are expected to:

•                  Obey all laws and regulations that apply to Glenmede’s business.

•                  Avoid activities that could create conflicts of interest or even the appearance of a conflict of interest with Glenmede or a Client (e.g. acting as a fiduciary on behalf of a Glenmede client or the clients of any Glenmede affiliate).

•                  Disclose all relationships with Glenmede Clients.

•                  Respect the confidentiality of information about those with whom Glenmede has business relationships.

All Employees are expected to read, understand and follow this Policy.

Violation of any provision of this Policy may result in disciplinary action including dismissal. Any violation of criminal law applicable to Glenmede’s business, involving or located on Glenmede property will be reported to the appropriate authorities for prosecution.

The examples included within are only guidelines concerning the application of the standards. Any questions by an Employee concerning the application of this policy to their circumstance should be addressed to the Employee’s Supervisor or in the alternative, to the Chief Compliance Officer.

1.                                       Compliance with Laws and Regulations

Numerous national, state and local laws of the U.S. and other countries apply to Glenmede and its business. Employees are expected to conduct all business dealings according to these laws. Violating any of them could subject the Employee or Glenmede to criminal and civil penalties. Employees should contact their Supervisor or the Chief Compliance Officer with any questions about laws or how they apply to particular situations.

The following are a few examples:

Anti-Competitive Activities

The Sherman Antitrust Act  prohibits any combination, conspiracy or agreement among competitors to restrict or prevent competition. A specific violation of this Act could be a formal or informal agreement between an Employee and a competitor of Glenmede to (i) fix prices, (ii) allocate markets, (iii) allocate funds or (iv) refuse to deal with particular suppliers or customers.

Employees must avoid any agreements with Glenmede’s competitors (or even circumstances that might give the appearance of such agreements) relating to how Glenmede conducts its business. Employees should be especially careful at social or professional gatherings and at trade association meetings.

Illegal Use of Corporate Funds

The purpose of any transaction that relates to corporate funds or assets must be revealed and recorded at the time of the transaction.

An Employee:

May not record or participate in the recording of incorrect or fictitious entries in the books or records of Glenmede.

May not use Glenmede funds or assets for political contributions in connection with federal, state or local elections. For purposes of this provision, an Employee’s time during regular working hours, Glenmede equipment and supplies, office space, clerical help and advertising facilities are all considered corporate assets.

May not make any payment for an expressed purpose on Glenmede’s behalf to any individual who intends to use the money for a different purpose.

May not make payments, whether corporate or personal, of cash or other items of value to political candidates, to government officials, or to businesses, that are designed to influence their judgment or actions in connection with any Glenmede activity.

It is Glenmede’s policy not to take sides (whether in financial support or endorsement) in political elections. Where necessary and appropriate, Glenmede will participate in political lobbying conducted by industry or trade organizations for the purpose of influencing legislation affecting Glenmede’s business.

Criminal Laws

A number of criminal statutes apply to Employees of all financial institutions. Criminal statutes also provide a penalty for those who know that a criminal offense has been committed and who helps the criminal avoid capture or punishment. Employees who suspect criminal activity should contact the Chief Compliance Officer.

2.                                       Conflicts of Interest

A.  Introduction

Employees must put the interests of the client, then the interests of Glenmede ahead of their own personal interests.

Generally, an Employee will have a conflict of interest if there is a difference between an employee’s personal interests and the interests of Glenmede and/or Glenmede’s clients. A conflict of interest is broadly defined to occur when an Employee allows any interest, activity or influence outside of Glenmede to:

Influence the Employee’s judgment when acting on behalf of Glenmede.

Compete against Glenmede.

Negatively affect the way the Employee performs regular duties, or

Harm Glenmede’s reputation.

Employees cannot participate in any activity that could cause a conflict of interest or give the appearance of a conflict of interest. As a rule of thumb, any time that an Employee has an interest in a transaction or activity, a conflict of interest exists. Care should then be taken to address, manage or remove the conflict pursuant to applicable Glenmede policies or procedures.

B. Transactions with Glenmede or Parties Related to Glenmede

1. Investments for Client accounts

Glenmede will not sell or otherwise transfer assets to, invest in the stock and obligations of, or assets acquired from:

a. Glenmede or any of its directors, officers, or employees;

b. Affiliates of Glenmede or any of their directors, officers, or employees; or

c. Other individuals or entities with whom there exists an interest that might affect Glenmede’s exercise of its best judgment.

Any such securities received in kind shall not be retained unless such investment or retention is authorized by the governing instrument, court order or applicable law and is in the best interests of the client.

C. Self Dealing

To avoid conflicts of interest, Employees are restricted from becoming involved in certain business dealings with Glenmede and others. Employees are prohibited from:

i.                                          Directly or indirectly, buying assets from or selling assets to Glenmede or any account for which Glenmede acts as a fiduciary.

ii.                                       Representing Glenmede in any transactions requiring judgment or discretion with a person or organization in which the Employee has a financial or material interest. For example, managing an investment account for a relative or close personal friend might impair or appear to impair professional judgment or the performance of an Employee’s duties. Therefore, employees should avoid such transactions.

Any exception requires written approval from the Chief Executive Officer with a copy of such written approval to the Chief Compliance Officer.

D. Outside Activities

Employees are expected to avoid any outside interest or activity that will interfere with their duties.

1. General Guidelines

An Employee’s outside interests or activities:

a.                                       should not significantly encroach on the time or attention devoted to their duties;

b.                                      should not adversely affect the quality of their work;

c.                                       should not involve any significant use of Glenmede’s equipment, facilities, or supplies;

d.                                      should not imply Glenmede’s sponsorship or support (for example, through the use of Glenmede’s stationery for personal purposes); and

e.                                       should not adversely effect the reputation of Glenmede.

2. Appointments and outside employment

Employment with Glenmede must be an Employee’s primary business association and must take precedence over any other employment or business affiliation. Employees must annually disclose their outside employment and business activities as part of the Conflict of Interest Questionnaire.

a. Fiduciary Appointments

A fiduciary appointment is an appointment as an administrator, executor, guardian, trustee or agent. Due to the corporate affiliation between Glenmede and The Glenmede Trust Company, except as provided below, an Employee may not accept a fiduciary appointment:

(i)  An Employee may act as a fiduciary on behalf of a family member, if he or she avoids any representations that his or her services are performed on behalf of The Glenmede Trust Company (the parent company of Glenmede) and if the employee does not permit the appointment to interfere with his or her Glenmede duties.

(ii)  With the approval of the Chief Executive Officer, an Employee may act as a Fiduciary in the following situations:

1. A small relationship (below The Glenmede Trust Company’s minimum) where the Employee avoids any representations that his or her services are performed on behalf of The Glenmede Trust Company and the employee does not permit the appointment to interfere with his or her Glenmede duties.

2. Where The Glenmede Trust Company is acting as Co-Fiduciary, the Employee does not accept a fee for acting as Co-Fiduciary with The Glenmede Trust Company; the appointment does not interfere with the time and attention devoted to the Employee’s duties and another Employee provides services on behalf of The Glenmede Trust Company.

3. Such other situations as the Chief Executive Officer may, upon consideration of the applicable circumstances, approve in writing.

b. Directorships

An employee may not accept a position as an officer or director of a corporation or become a member of a business partnership, except as detailed below.

An Employee may serve as a director or officer of purely social, civic, religious or charitable institutions. An Employee may serve as a director of limited partnerships formed solely for investment purposes.

Exceptions to this provision may be authorized in writing by the Chief Executive Officer.

3. Political Activities

Glenmede encourages Employees to take an active interest in political and governmental affairs and to keep informed concerning political issues and candidates. However, an Employee may not act as a representative of Glenmede in any political activity unless specifically authorized to do so by the Chief Executive Officer.

Employees are strongly encouraged to consult with the Chief Compliance Officer with questions regarding their obligations to seek approval or the disclosure of political activities.

E. Gifts

1. Accepting Gifts

Glenmede is of the view that its Employees (and their family members) should not accept (in the context of their business activities for Glenmede) excessive benefits or gifts. As such, all Employees are required to notify the Chief Compliance Officer prior to accepting any such benefit or gift with a value in excess of $100. The Chief Compliance Officer may require that any such gifts are returned or that the third party be compensated (by the Employee) for the value of the benefit received.

It should be noted that the payment of normal business meals or the provision of tickets to events (such as sporting events, concerts and golf events) where business matters are actually discussed (AND where such business or potential business counterparties are present) (to be referred to in this Manual as “Business Entertainment”) are NOT deemed to be gifts, but are subject to the gift/benefit notification requirement if the amount of the Business Entertainment is believed to be (for any one instance) in excess of $1,000.

Employees may not accept gifts from clients, including but not limited to gifts under wills or trust instruments of clients. Gifts include receipt of cash, securities, property, special discounts and free services.

Employees may not accept gifts from anyone under circumstances that imply an intent to influence the Employee. Employees may not accept gifts from attorneys, insurance and real estate agents, salesmen, brokers, accountants, or other potential referral recipients when the acceptance of such gift creates the appearance of impropriety.

These restrictions do not apply to:

i.                                          gifts or bequests receive based on family relationships;

ii.                                       food and entertainment received at a regular luncheon, dinner or business meeting;

iii.                                    loans from banks or other financial institutions received on regular terms to finance proper credit needs;

iv.                                   advertising or promotional material with a value less than $100;

v.                                      awards with a value less than $100 received from charitable, civic, religious or similar organizations for contributions or service; or

vi.                                   non-cash gifts with a value less than $100 received for holidays, birthdays or other special occasions.

Prior to accepting any gift from a client or someone with whom Glenmede has a business relationship, with a value greater than $100, an Employee must obtain the approval of the Chief Compliance Officer.

Employees are expected to use particular care and good judgment to achieve and maintain independence and objectivity. To this end, any unsolicited entertainment at a social, cultural or sporting event, provided by any person or entity that does business with or on behalf of Glenmede, must include both the Employee and the representative of the sponsoring firm. If tickets to these types of events are provided to an Employee without a representative of the sponsor in attendance, then the prior approval of the Chief Compliance Officer is required.

2. Making Gifts

Employees may not offer gifts under circumstances intended to influence a prospect, a client or a supplier in conducting business. Employees are strictly prohibited from making gifts of any kind to any union official. Employees may not make gifts to clients without the prior approval of the Chief Executive Officer. With respect to fee concessions, Employees are required to follow the fee exception approval process.

Employees may not make gifts of cash or other property to attorneys, insurance and real estate agents, salesmen, brokers, accountants, etc., for giving or referring business to

Glenmede. With the exception of gifts to union officials, the following activities are permissible:

i.                                          gifts or bequests based on family relationships;

ii.                                       reasonable food and entertainment at a regular luncheon, dinner or business meeting;

iii.                                    advertising or promotional material; or

iv.                                   non-cash gifts of nominal value ($100) given to clients or suppliers for holidays, birthdays or other special occasions.

3. Disclosure of Gifts.

Employees must promptly disclose quarterly any gift given or received that has a value in excess of $100 other than gifts or bequests received based on family relationships. The Gift Disclosure Form is attached as Appendix D. Giving or receiving a gift or entertainment with a value below $100 does not require disclosure or prior approval.

F. Honoraria

No Employee or any member of the Employee’s immediate family may accept cash honoraria for public speaking or writing services on behalf of Glenmede. If a cash honorarium is tendered, an Employee may request that it be donated to a charity of their choice. Employees may accept non-cash honoraria with a value less than $100. Employees may also accept reimbursement of related expenses.

G. Referrals

Employees may name several candidates without indicated favoritism when asked by a client to recommend attorneys, accountants, insurance brokers or agents, stock brokers, real estate agents, etc. Under no circumstances may an Employee make a recommendation if there is the appearance that the Employee may benefit from making it. Employees may not recommend a family member. An Employee may include a family member’s firm or other professionals associated with a family member if such relationship is disclosed to the client.

H. Investments

Because investments can lead to conflicts of interest, all Employees must follow the restrictions contained in the Code of Ethics respecting personal trading activities.

Employees may not invest (directly or indirectly) in a publicly held security whenever:

i.              Such a transaction would place Glenmede under obligation (financial or other) to any investment banking or brokerage firm or to the seller or issuer of the security;

ii.             The Employee knows that Glenmede is in the process of buying or selling the security for its own account or for the account of others;

iii.            The Employee possesses information not available to the general public that is likely to affect the price of the security;

iv.            The Employee is recommending the sale or purchase of the security.

I. Confidentiality

Employees routinely have knowledge, reports or statements about Glenmede’s business or possess confidential information about the private or business affairs of Glenmede’s clients and suppliers. Such information is privileged and must be held in the strictest confidence. Please refer to Glenmede’s Privacy Policy.

Confidential information is to be used only for corporate purposes. Under no circumstances may an Employee use such information for personal gain or pass it on to any person outside of Glenmede, including family or friends, or even to other Employees who do not need such information to carry out their duties.

Financial information about Glenmede is confidential unless it has been published in reports to shareholders or otherwise has been made available to the public. Except as required by law, financial information is not to be released to any person. Any questions about disclosing financial information shall be referred to the Chief Executive Officer.

Certain non-financial information developed by Glenmede, such as business plans, methods of doing business, computer software and databases, is information that is proprietary and confidential. Employees are not to disclose it to anyone outside of Glenmede or use it directly or indirectly for their personal benefit or for the benefit of any third party that is not entitled to such information.

Glenmede forbids any officer, director, or employee from trading, either personally or on behalf of a client account, on material nonpublic information, or communicating material nonpublic information to other persons in violation of the law. This conduct is frequently referred to as “insider trading”. Glenmede’s policy applies to every officer and employee and extends to activities within and outside their duties for Glenmede.

3. Client Complaints

Glenmede is dedicated to providing the highest level of investment, trust and wealth management services to our clients. Centralized complaint tracking will provide Glenmede with trend information to facilitate improvement in our products and services.

The objective of this policy is service to our clients, not monitoring client service representatives.

Policy

To ensure that we are meeting our clients’ needs, all client complaints will be promptly responded to and memorialized in the Client Relationship Management (CRM) software in use at the time.

Client Defined – a client may include account owners, settlors, grantors, beneficiaries, trustees, co-trustees, guardians, accountants, attorneys, institutional contact persons, plan participants, plan sponsors, and investment managers who hire Glenmede as a sub-advisor.

Complaint Defined – a complaint occurs when there is any perceived dissatisfaction, frustration or that a complaint may be the basis of termination of the relationship or a claim for fees. Complaints may fall into one of the following categories:

1.             Service

2.             ¨Investment performance

3.             ¨Reporting (statements)

4.             ¨Any indication that the client is considering terminating the relationship

5.             ¨Requests for services/products that are not currently offered

6.             ¨Suggestions from clients of any kind

7.             ¨Complaints about outside service providers that Glenmede recommended

The Compliance Officer will review all complaints and provide the Relationship Management Committee and the Risk Management Committee with quarterly summaries.

C. Personal Trading Guidelines

1.             Background

Glenmede Investment Management is investment manager for The Glenmede Fund, Inc. and The Glenmede Portfolios, both registered investment companies (collectively, the “Funds”). As a registered investment advisor, Glenmede also serves as investment advisor to institutional clients, including pension plans and labor unions. The mutual funds operate in a regulated environment, subject to examination by the SEC and the Rules established under the Investment Company Act. As an advisor to registered investment companies, Glenmede is subject specifically to Rule 17j-1 of the Investment Company Act and Rule 204A-1 of the Investment Advisers Act.

Glenmede expects that its officers and employees will conduct their personal investment activities in accordance with the fundamental standard that investment advisor’s should not take inappropriate advantage of their position.

Definitions

Access Person:  All permanent employees, partners, officers and directors of Glenmede Investment Management.

Security  – Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security” (including exchange traded funds such as iShares and SPDRs), or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Related Security – Any two or more Securities are Related Securities if (a) they are part of the same class or series of Securities, (b) one of them represents or includes an option to acquire or to sell Securities of the same class or series as the other, (c) one of them is convertible into or exchangeable for Securities of the same class or series as the other, (d) they are equity Securities of the same issuer with the same or substantially the same economic rights (as with voting and nonvoting common stock), and (e) they otherwise trade in public markets in a coordinated manner under the circumstances in effect at the time at which a trade in one of them is being pre-cleared (as with common stock of two companies that have agreed to a stock-for-stock merger at a fixed ratio). Any questions about whether two Securities are Related Securities should be brought to the attention of the Compliance Officer before obtaining pre-clearance for any trade of either of them.

Trading Desk:  Glenmede department that conducts the firm’s trading operations.

2.             Personal Trading Restrictions

A.            Pre-clearance

All Access Persons are required to pre-clear all personal Securities trades. This provision applies to all Securities. No pre-clearance is required for any Security that is exempt pursuant to the provisions below. Access Persons are required to use the Pre-clearance database in Lotus Notes for pre-clearance requests. Where access to the pre-clearance database is limited, Access Persons may use other means of communications to receive pre-clearance approval by the Glenmede Trading Desk. Where approval is received outside of the pre-clearance database, documentation of such pre-clearance approval must be provided to the Compliance Department.

B.            Blackout Periods

Glenmede prohibits any Access Person from pre-clearing and trading a Security when

i.              A Fund has executed a trade in that Security during that day, the previous day or has a pending transaction in the same Security or a Related Security;

ii.             Glenmede’s Trading Desk has a pending buy or sell order or anticipates any activity in the same Security or a Related Security; or

iii.            A Fund the Employee manages has traded the same Security or a Related Security within the last seven calendar days or will trade the same Security or a Related Security within the next seven calendar days.

C.            Initial Public Offerings (IPO)

Glenmede generally prohibits Access Persons from acquiring Securities in an IPO. An Access Person wishing to participate in an IPO can seek a waiver of the prohibition by making a request in writing to the Chief Investment Officer. Additionally, the Access Person must provide the Compliance Department with the waiver.

D.            Private Placements (Limited Offerings)

Glenmede prohibits Access Persons from personally investing in private placements issued by a public company. For all other activity in private placements, the Access Person must submit a written request to the Chief Investment Officer, documenting that there is no conflict with the investment strategy of Glenmede, and it must be approved by the Chief Investment Officer prior to executing the transaction. A copy of the written approval must be forwarded to the Chief Compliance Officer. Access Persons who have been authorized to acquire Securities in a private placement must disclose that investment when they play a part in any subsequent consideration of an investment in the issuer. In such circumstances, Glenmede’s decision to purchase Securities of the issuer should be subject to an independent review by investment personnel with no personal interest in the issuer.

E.             Short-Term Trading

In general, Glenmede advocates long-term investing. An Access Person is prohibited from conducting the purchase and sale, or sale and repurchase of the same or equivalent Securities within 60 calendar days. Any profits realized on such short-term trades will be disgorged, as discussed in Section G below - Disgorgement/Sanctions.

In special situations, the Chief Investment Officer has the authority to approve short-term trades on a case-by-case basis. If the Chief Investment Officer is not available, either the Chief Administrative Officer, the Chief Compliance Officer or Corporate Counsel (‘Senior Personnel”) may approve short-term trades. Any member of Glenmede’s Senior Personnel may approve the Chief Investment Officer’s short term trades. A copy of the written approval and justification thereof must be forwarded to the Chief Compliance Officer.

All options are considered Securities or Related Securities. Options purchases/sales/expirations must comply with these guidelines generally and this section specifically.

F.             Market Timing in the Glenmede Mutual Funds

Employees are prohibited from conducting the purchase and sale, or sale and repurchase of the same Fund within The Glenmede 401(k) Plan within 30 calendar days. For purposes of this policy, automatic investment of monthly employee contributions and employer matching contributions are not considered.

Trades will be monitored by Glenmede’s Compliance Officer. The employee will be notified if a violation occurs. Violations may be cause for disciplinary action to include a ban from the fund.

In special situations, the Chief Executive Officer (CEO) and/or the Chief Investment Officer (CIO) have the authority to approve short-term trades on a case-by-case basis. If a short term trade is approved, a copy of the written approval and justification must be forwarded to the Compliance Officer.

G.            Disgorgement/Sanctions

The Chief Compliance Officer (or his/her delegate) will compare all approved trades to the confirmations and statements and on a monthly basis identify any trades executed in violation of these Guidelines. The Chief Compliance Officer will contact the Access Person to confirm a violation and issue a memorandum to the Access Person outlining the facts and circumstances of any violation and any required corrective action. The memorandum will be included in the Chief Compliance Officer’s report to the Trust Company Management Committee and the Glenmede Mutual Funds Board of Directors. The Access Person will be given the opportunity to attend the meeting when such report is considered. The Trust Company Management Committee will determine if additional corrective action is necessary in the event of a violation of these Guidelines.

i       Purchases

If an Access Person purchases a Security in violation of Glenmede’s Personal Trading Guidelines, then the Access Person must “break the trade” by immediately reversing the transaction regardless of whether a profit or loss occurs from the transaction. An Access Person must disgorge any profits and assume any losses, even if the transaction was done innocently and discovered afterward.

Any moneys accrued in the event of a personal trading violation shall not benefit the Access Person or Glenmede. Access Persons are required to remit the disgorged profits to Glenmede within five business days of the reversing transaction (calculating their personal capital gain resulting from the reversal, and retaining the amount to pay the tax due on the gain.). However, should the Funds incur a loss as a result of the personal trade, then full disgorgement regardless of taxes due must be made to the Funds. A net payment in the form of a cashier’s check made payable to a charity of their choice (one holding an appropriate IRS determination letter), should be given to the Chief Compliance Officer for mailing. The Access Person will not be allowed to take a charitable deduction for disgorging the profits.

ii              Sales

If an Access Person sells a Security in violation of Glenmede’s Personal Trading Guidelines, the Compliance Department will issue a Memorandum to the Access Person detailing the specifics of the violation. The memorandum will inform the employee that the Management Committee will be notified of the violation. It will also indicate whether other sanctions apply.

iii             Additional Sanctions

Access Persons violating the personal trading guidelines of these Code of Ethics may be subject to sanctions, which may include, among other things, a requirement to break the trade, disgorgement of profits, restrictions on such Employee’s personal securities trading, a letter of censure, suspension, or termination of the employment of such Employees. Glenmede reserves the right to apply an appropriate sanction depending on the nature of the violation and the frequency of violations by Access Persons. Questions regarding sanctions or specific situations should be directed to the Chief Compliance Officer.

4.             Compliance Procedures

Access persons are required to promptly notify the Chief Compliance Officer of any known violations of the Compliance Manual and Code of Ethics.

A.            Applicable Accounts

The previous restrictions and the following procedures apply to the following types of accounts of Access Persons:

•              Accounts of the Access Person;

•              Accounts of the Access Person’s spouse;

•              Accounts of minor children of the Access Person and all members of the Access Person’s household (i.e. as relatives, in-laws and non-married couples living together);

•              Accounts subject to the discretion or control of the Access Person or any member of the Access Person’s household such as investment advisory accounts, custodial accounts, trust accounts, IRA’s, and 401(k) plan accounts;

•              Accounts of any Company or other entity controlled by the Access Person (or spouse or a member of the Access Person’s household) if the Access person (or such spouse or household member) has or shares control over investment activity of the entity (including, without limitation, all partnerships of which the Access Person or such spouse or household member is a general partner); and

•              Any other accounts in which the Access Person or a member of the Access Person’s household has a pecuniary interest or an ability to influence transactions (i.e. joint tenant accounts, co-trustee accounts, investment clubs, etc.).

B.            Pre-Clearance Procedures

Access Persons are required to pre-clear all personal Securities trades. The procedure for pre-clearance is as follows:

i.              Access Persons must complete the request in the pre-clearance database and submit it for approval.

ii.             The Trading Desk will receive the request and check for pending activity (as applicable) in that Security and Related Securities. If there is no pending activity in the Security or Related Securites, the Trading Desk will approve the Access Person’s request.

iii.            Once approved, the requesting party must execute the trade within 1 business day of approval. Failure to do so will void the pre-clearance approval, and the Access Person will need to submit a new request for pre-clearance.

iv.            Pre-clearance requests for limit orders or other transactions that do not trade on the day pre-clearance approval is received, must be made each day the order remains open.

v.             If a request is denied because of prior or pending activity, the Trading Desk will note the date a new request may be submitted in accordance with the Blackout Periods.

vi.            Personal trades by members of the Trading Desk shall be pre-cleared by an independent securities trader or, if none is available, the Chief Investment Officer.

C.            Records of Securities Transactions

Access Persons are required to direct their broker to supply the Chief Compliance Officer with duplicate copies of regular statements and confirmation of all personal securities transactions executed for all applicable accounts.

D.            Certification of Compliance

Glenmede requires all Access Persons to certify in writing annually that they received, read, understand and will abide by these Code of Ethics (and any amendments thereto). Further, all Access Persons will be required to certify annually that they have complied with all the requirements of these Code of Ethics and that they have disclosed or reported all personal Securities transactions and holdings required by these Code of Ethics.

E.             Review by the Fund’s Board of Directors

1.             The Chief Compliance Officer will prepare a quarterly report to the Board of Directors of the Funds concerning:

i.              A summary of existing procedures concerning personal investing;

ii.             Highlights of any changes in procedures from year to year;

iii.            Identification of any material violations requiring remedial action and the sanctions or other remedial actions imposed in response thereto;

iv.            Any issues arising under the Code of Ethics or personal investing procedures since the previous annual report;

v.             Any written plan adopted with respect to a potential Securities holding conflict of interest;

vi.            Identification of recommendations for change in existing restrictions or procedures;

vii.           Certification that the procedures which have been adopted are reasonably necessary to prevent Access Persons from violating these Code of Ethics and Rule 17j-1.

2.             Pursuant to Rule 17j-1 of the Investment Company Act, no less than annually, the mutual funds Board of Directors will be given the opportunity to review Glenmede’s Code of Ethics together with a report detailing issues arising under the Code of Ethics since the last report and a certification by the Chief

Compliance Officer regarding the applicability of procedures adopted to prevent violations of the Code of Ethics.

F.             Quarterly Report of Personal Securities Transactions

All Access Persons shall be required to submit a report of all personal Securities transactions as follows:

•      1st Quarter Report as of March 31st must be submitted by April 30th.

•      2nd Quarter Report as of June 30th must be submitted by July 30th.

•      3rd Quarter Report as of September 30th must be submitted by October 30th.

•      4th Quarter Report as of December 31st must be submitted by January 30th of the next year.

The report shall include at a minimum the following detailed information:

a.             The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security involved;

b.             The nature of the transaction (ie purchase, sale or any other type of acquisition or disposition);

c.             The price of the security at which the transactions was effected;

d.             The name of the broker, dealer or bank with or through which the transaction was effected; and

e.             The date the Access Person submits the report.

A form of the report is attached to this Compliance Manual as Appendix F. The Chief Compliance Officer shall be responsible for collecting and reviewing such reports promptly upon receipt and reporting to the Trust Company Management Committee any delinquencies. The Trust Company Management Committee shall determine what, if any, action needs to be taken with respect to a delinquent Access Person.

G.            Reports of Securities Holdings

All Access Persons shall be required to submit a report of all personal Securities holdings as follows:

Initial Holdings

No later than ten (10) days after the person first becomes an Access Person, providing information as of such date (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person). A form of the Initial Holdings Report is attached as Appendix G.

Annual Holdings

No later than January 30th of each year, providing information as of the close of business December 31.

Such report shall contain at least the following information:

•              The title and exchange ticker symbol or CUSIP number, type of security,  number of shares and principal amount (as applicable) of each Security in which the reporting person had any direct or indirect beneficial ownership.

•              The name of any broker, dealer, or bank with which any account is maintained in which Securities are held for the direct or indirect benefit of the reporting person.

•              The date that the report is submitted.

Such report need not contain Securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control.

The Chief Compliance Officer shall be responsible for collecting such reports promptly upon receipt and reporting delinquencies to the Trust Company Management Committee. The Trust Company Management Committee will determine what, if any, action needs to be taken with respect to a delinquent Access Person. A form of the Annual Holdings Report is attached as Appendix H.

The Compliance Officer shall review such reports and report to the Trust Company Management Committee at least annually, and within two weeks after the date an initial report is submitted, whether the Securities holdings reported by any Access Person raise any conflict of interest issue or potential issue with respect to any Fund. In the event the Trust Company Management Committee agrees that a conflict of interest or potential conflict of interest exists, the Trust Company Management Committee or its designee shall meet with the reporting person and develop a written plan for management of such issue. Such plan shall reflect the particular role of the applicable reporting person, the extent of the person’s control over the Securities involved, the nature and severity of the particular issue, and any other relevant facts (such as the particular reason Securities are held, and tax considerations). The plan may (but need not) include one or more of the following: a requirement that the reporting person dispose of Securities in an orderly manner in accordance with these guidelines, a requirement that the Chief Investment Officer or a designee approve investment recommendations or other actions of the reporting person to the extent they involve a potential conflict of interest, or procedures in addition to those in this Policy with respect to trading in the applicable Securities.

H.            Exempt Securities

a.             Certain Securities are exempt from the pre-clearance requirements of Section 3(B) above. They include:

i.              Securities issued by the Government of the United States (i.e. U.S. Treasuries), short-term debt Securities which are “government Securities”

within the meaning of the 1940 Act, bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short term debt instruments (including repurchase agreements with respect to other Securities described in this subparagraph (i)).

ii.             Shares of any registered open-end investment companies (mutual funds); including the Funds.

iii.            Shares issued by money market funds.

iv.            Securities acquired in automatic investment plans such as automatic dividend reinvestment plans.

b.             Certain Securities are exempt from the transaction reporting requirements of Section 3(F) above. They include:

i.              Securities issued by the Government of the United States (i.e. U.S. Treasuries), short-term debt Securities which are “government Securities” within the meaning of the 1940 Act, bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short term debt instruments (including repurchase agreements with respect to other Securities described in this subparagraph (i)).

ii.             Shares of any registered open-end investment companies (mutual funds); other than the Funds.

iii.            Shares issued by money market funds.

iv.            Securities acquired in automatic investment plans such as automatic dividend reinvestment plans.

c.             Certain Securities are exempt from the holdings reporting requirements of Section 3(G) above. They include:

i.              Securities issued by the Government of the United States (i.e. U.S. Treasuries), short-term debt Securities which are “government Securities” within the meaning of the 1940 Act, bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short term debt instruments (including repurchase agreements with respect to other Securities described in this subparagraph (i)).

ii.             Shares of any registered open-end investment companies (mutual funds); other than the Funds.

iii.            Shares issued by money market funds.

5.             CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.